Exhibit 99.1

To

Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated February 14, 2014 in connection with their beneficial ownership of warrants of Vanguard Energy Corporation Chester L.F. Paulson and Jacqueline M. Paulson authorize Paulson Investment Company, Inc. and Paulson Capital Corp. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

By: /s/ Chester L.F. Paulson Chester L.F. Paulson Individually
By: /s/ Jacqueline M. Paulson Jacqueline M. Paulson Individually
PAULSON CAPITAL CORP. By: /s/ Trent Davis Trent Davis President
PAULSON INVESTMENT COMPANY By: /s/ Trent Davis Trent Davis CEO